EXHIBIT 99.1

ILFC Exercises World Airways Warrants

PEACHTREE CITY, Ga., Aug. 24 /PRNewswire-FirstCall/ — World Airways (Nasdaq: WLDA — News) announced today that International Lease Finance Corporation (ILFC) exercised warrants for one million shares of World Airways common stock at an exercise price of $2.50. The warrants were issued by the company pursuant to a 1999 agreement in connection with certain aircraft lease agreements. The warrants had an expiration date of Aug. 23, 2004.

In addition, the Air Transportation Stabilization Board (ATSB) exercised its corresponding warrants to purchase 111,111 shares and, pursuant to the net exercise provisions of such warrants, received 21,994 shares of the company’s common stock. These ATSB warrants were issued in connection with an ATSB Term Loan and federal guarantee on Dec. 30, 2003.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the company’s website at http://www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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